Exhibit (k)

Fidelity Strategic Advisers Small Cap Portfolio
STATEMENT OF ASSETS & LIABILITIES
March 16, 2007

Assets:
Cash	$100,000

Total Assets	100,000
Liabilities:	0

Net Assets:	$100,000

Net Assets consist of:
Paid in Capital	$100,000

Net Assets, for 10,000 shares outstanding	$100,000

Initial Class, Net asset value, offering price and redemption price per share ($100,000/10,000 shares outstanding)	$10.00

Note 1:

Fidelity Strategic Advisers Small Cap Portfolio (the Fund) is a fund of the Fidelity Rutland Square Trust II (the trust), an open-end management investment company organized as a Delaware statutory trust. Shares of the Fund may only be purchased by insurance companies for the purpose of funding variable annuity or variable life insurance contracts.  The Fund will offer two classes of shares, Initial Class and Investor Class.  All classes have equal rights and voting privileges, except for matters affecting a single class.  The Fund will invest primarily in equity securities of companies with small market capitalizations. The Trustees are permitted to create additional series in the trust and to create additional classes of the Fund.

The Fund has had no operations to date other than matters relating to the sale and issuance of 10,000 shares of the Initial Class to Fidelity Investments Money Management LLC for an aggregate purchase price of $100,000 on March 16, 2007. The financial statement has been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make certain estimates and assumptions at the date of the financial statement.

Note 2: Management Fee.  Strategic Advisers, Inc. (Strategic) provides the Fund with investment management related services. For these services, the Fund pays a monthly management fee to Strategic. The management fee is computed at an annual rate of .82% of the Fund’s average net assets.

Note 3: Sub-Adviser. OppenheimerFunds,Inc.(Oppenheimer), serves as sub-adviser for the Fund.  Oppenheimer provides investment advisory services to the Fund and is paid by Strategic for providing these services.

Note 4: Expense Reductions.  Strategic has entered into a 95 Basis Point Expense Contract with the Fund on behalf of Initial Class and a 110 Basis Point Expense Contract with the Fund on behalf of Investor Class.  The arrangements obliges Strategic to pay all class level expenses of Initial Class and Investor Class to limit the total annual operating expenses to .95% and 1.10% of average net assets, respectively.  The Expense Contracts will terminate on June 30, 2010.  Some expenses, for example, interest expense, are excluded from this arrangement.

Report of Independent Registered Public
Accounting Firm

To the Trustees of Fidelity Rutland Square Trust II and Shareholder of Fidelity Strategic Advisers Small Cap Portfolio:

In our opinion, the accompanying statement of assets and liabilities present fairly, in all material respects, the financial position of Fidelity Strategic Advisers Small Cap Portfolio, (a fund of Fidelity Rutland Square Trust II), at March 16, 2007, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of Fidelity Strategic Advisers Small Cap Portfolio’s management.  Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this financial statement in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 5, 2007